Exhibit 99.1

   © Intersections Inc. All Rights Reserved 2017  Shaping the future through personalized, data-driven technologies   Investor UpdateApril 3, 2017

 Forward-Looking Statements  Statements in this release relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Those forward-looking statements involve known and unknown risks and uncertainties and are subject to change based on various factors and uncertainties that may cause actual results to differ materially from those expressed or implied by those statements, including the timing and success of new product launches, including our Identity Guard® platform and other growth initiatives; the continuing impact of the regulatory environment on our business; the continued dependence on a small number of financial institutions for a majority of our revenue and to service our U.S. financial institution customer base; our ability to execute our strategy and previously announced transformation plan; our incurring additional restructuring charges; our incurring impairment charges on goodwill and/or assets, including assets related to our Voyce® business; our ability to control costs; and our needs for additional capital to grow our business, including our ability to maintain compliance with the covenants under our term loan or seek additional sources of debt and/or equity financing. Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed under “Forward-Looking Statements,” “Item 1. Business—Government Regulation” and “Item 1A. Risk Factors” in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and in its recent other filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to revise or update any forward-looking statements unless required by applicable law.  Please see the company’s release and website at www.intersections.com for additional details on quarterly results.

 Company Overview  Personal Information Services(Identity Guard®): Identity Guard® is a proactive identity and credit monitoring service that delivers premium solutions to help busy families and individuals take control over their personal and private information. Our services help educate and empower individuals to protect themselves from the growing threat of identity theft with premier identity protection and credit monitoring solutions.   Intersections Inc. (NASDAQ: INTX)Founded: 1996Public Since: 2004Headquarters: Chantilly, VA

 Strategic Overview  Intersections’ vision was to create shareholder value by building high growth, subscription based businesses under two brands – Identity Guard® in identity theft monitoring and Voyce in animal health monitoring.We were unable to achieve the sales and revenue objectives in Voyce and in December 2016 decided to focus on preserving and monetizing the intellectual property rather than pursuing revenue in the veterinary space. Additionally, we are in the process of exiting all other business activities that are considered to be non-core to the Identity Theft Monitoring business. To this end, we sold Captira, the bail bond e-commerce business, effective January 31, 2017 and have an agreement to sell Habits at Work, the wellness management business.For 2017 and forward, our strategy is to focus exclusively on our Identity Guard® business.

 Identity Guard® Strategic Objectives  In our Identity Guard® Identity Theft Monitoring business, we have five key strategic objectives:Deliver the best personal information protection user experience of its kind in our chosen markets through the full rollout of Identity Guard® with Watson™.Continue to protect and optimize revenue from our historic financial institution subscriber base.Restore growth in our Canadian business with our new Canadian marketing partner.Mature our sales and distribution capabilities across all market opportunities.Continued pursuit of cost control through streamlining and optimizing processes.

 The Market Opportunity  With the proliferation of consumers’ online presence and continuing data breaches, protecting personal and financial well-being of families has never been more important, and is getting more important every day.In 2016, there were 15.4 million identity theft victims in the U.S., up 16% from 2015, at an estimated cost of $16 billion.1Intersections is leveraging its core competencies of data analytics and recurring revenue models which have been developed over the last 20 years, as it innovates through integration of the IBM Watson™ technology to deliver best-in-class service and user experience.  1 2017 Identity Fraud Study by Javelin Strategy & Research.

 Addressing Market Needs  We believe there has been very little product innovation in the Identity Theft Monitoring industry over the last decade. Most solutions are reactive, based on historic credit data and offer limited monitoring of other data sources.Our new Identity Guard® with Watson™ solution is based on:Identification and notification of a potential identity theft problem as early as possible.Helping subscribers take preventive measures to adjust their risk profile and digital footprint, which can reduce the risk of identity theft.Recognizing that every subscriber’s risk profile is unique, necessitating customized advice and tools.

 Competitive Landscape  Intersections is the largest independent identity theft monitoring provider in the U.S. We reported $164 million of revenue from identity theft monitoring in 2016 and have a market capitalization of approximately $96 million as of March 31, 2017.The competitive landscape has changed significantly during 2016:Symantec announced acquisition of LifeLock in September 2016. The reported LifeLock annual revenue was approximately $660 million and the reported purchase price was $2.3 billion.Experian announced acquisition of CS Identity in April 2016. The reported CS Identity annual revenue was approximately $120 million and the reported purchase price was $360 million.

 The Three Pillars of Identity Guard® with Watson™  We are building Identity Guard With Watson on three universally accepted pillars of developing IT security controls:Pillar 1: Prevention is Better than Cure.Pillar 2: Early Detection is Better than Late or No Detection.Pillar 3: Customized Advice, Tools and Monitoring are Better than the Generic Alternative.

Identity Guard® with Watson™

IDENTITY GUARD® | With Watson™

Offers robust early detection of potential risks and provides personalized threat alerts with actionable steps to help protect our customers' information private from the earliest stage possible.

- Identity Guard® with Watson™ premiered at IBM's World of Watson 2016 conference in October and is our platform for further development in 2017.
- Combines financial account monitoring of traditional identity protection services with comprehensive monitoring of consumers' self-reported behavioral, social, and professional data.
- Leverages Identity Guard® proprietary platform and monitoring process for public record data and other relevant safeguards to analyze this data combined with personal profile data to provide near real-time alerts.
- Utilizes IBM Watson™ to monitor relevant content and categorize various factors that contribute to a consumer's identity protection and privacy and provide communications via news alerts and personal recommendations.
- Watson's AlchemyData News API will enable Identity Guard® to digest more than 250,000 news articles from 75,000 sources every day to identify news that could impact a consumer's digital safety.
- Combines our advanced monitoring of various data sources with the Watson Natural Language Classifier API to quickly interpret the information users report via a survey when accessing their account to help determine that user's risk level to cybersecurity threats.

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INTERSECTIONS INC.

 Identity Guard® Update  $13.4 million Identity Guard® fourth quarter 2016 revenue compared to $13.3 million in the third quarter 2016 and $14.2 million in the fourth quarter 2015.380 thousand U.S. subscribers (December 31, 2016).Identity Guard® with Watson™ launched in the fourth quarter 2016.$22.8 million fourth quarter 2016 revenue from subscribers acquired through U.S. financial institutions.705 thousand subscribers (December 31, 2016) decreased at an average rate of 1.2% per month during the fourth quarter 2016 which we believe continues to represent a normal attrition rate given the discontinuation of marketing and retention efforts.$3.1 million fourth quarter 2016 revenue from our Canadian business compared to $3.2 million in the third quarter 2016 and $3.1 million in the fourth quarter 2015.162 thousand subscribers (December 31, 2016).Our Canadian marketing relationship began transitioning to a new partner in August 2016, which was successfully completed in early 2017.  Provides prevention, detection & resolution products and services to help subscribers protect their personal information from misuse.

 The Identity Guard® revenue decline for the fourth quarter and year ended December 31, 2016 was the result of decreased marketing efforts for our existing Identity Guard® products in advance of the fourth quarter launch of our new Identity Guard® with Watson™ product.Our Canadian business revenue declined in 2016 primarily due to the portfolio cancellations of two financial institution clients in the first half of 2015.U.S. financial institution revenue declines compared to the prior year are the result of client cancellations in the first half of 2015 and normal attrition of its subscriber base.Revenue from other business units was negatively impacted by ceased marketing by our clients of insurance and membership services.   Q4 2016 Financial Highlights – Revenue

 The Identity Guard® subscriber base grew by 1.3% in the fourth quarter 2016 and by 1.6% compared to December 31, 2015. Reduced marketing spend in 2016 compared to 2015 had a negative impact on the overall growth of the Identity Guard® subscriber base, partially offset by increased subscribers from breach response services.Our Canadian business marketing relationship began transitioning to a new partner in August 2016, which was successfully completed in early 2017.U.S. financial institution subscribers declined 13.8% since December 31, 2015, or 1.2% per month, a rate we believe continues to represent normal attrition.Note (c): In the first quarter of 2016, we reclassified 11 thousand subscribers that receive our breach response services, and the associated revenue, from the Financial Institutions category into the Identity Guard® category. We exclude the reclassification from our calculations of the subscriber decrease and increase in our Financial Institution and Identity Guard® categories, respectively.  Q4 2016 Financial Highlights – Subscribers

 The increase in Core Business Adjusted EBITDA for the fourth quarter and full year 2016 was the result of reductions to our operating expenses compared to the prior period.Adjusted EBITDA (loss) for our Voyce business increased compared to the prior year periods.Cash flows provided by (used in) operations was $2.8 million for the fourth quarter 2016, compared to $(2.7) million for the fourth quarter 2015. Note (a): “Core Business” comprises all the business of Intersections Inc. with the exception of its Pet Health Monitoring Services business.Note (b): Adjusted EBITDA (loss) refers to adjusted EBITDA (loss) before share related compensation and non-cash impairment charges. See reconciliation of non-GAAP financial measures in the back of this presentation.  Q4 2016 Financial Highlights, continued

 Reconciliation of consolidated adjusted EBITDA (loss) before share related compensation and non-cash impairment charges:  Reconciliation of Non-GAAP Financial Measures  Please see the company’s release and website at www.intersections.com for additional details on quarterly results.  Note (b): “Core Business” comprises all the business of Intersections Inc. with the exception of its Voyce business.

 Reconciliation of consolidated adjusted EBITDA (loss) before share related compensation and non-cash impairment charges:  Reconciliation of Non-GAAP Financial Measures, continued  Please see the company’s release and website at www.intersections.com for additional details on quarterly results.  In the second quarter of 2016, we ceased adding other expense (income) to consolidated adjusted EBITDA to be consistent with the definition of Adjusted EBITDA in our Credit Agreement. Prior periods have been recast to reflect the new presentation. For additional information, please see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” in our most recent Form 10-K.Further description of the reconciliation of Non-GAAP Financial Measures can be found in the tables and footnotes accompanying the Company’s earnings release and the “GAAP and Non-GAAP Measures” link under the “Investor and Media” page on our website at www.intersections.com.

THANK YOU

Corporate Headquarters
Intersections Inc.
3901 Stonecroft Boulevard
Chantilly, VA 20151
Toll-free: 800.695.7536
www.intersections.com

Investor Relations
Ron Barden, CFO
IR@intersections.com
Tel: 703.488.6100